Exhibit 2.3

AMENDMENT NO. 1 TO MASTER TRANSACTION AGREEMENT
THIS AMENDMENT NO. 1 (this “Amendment”) to the Master Transaction Agreement (as amended or modified from time to time in accordance with the terms thereof, the “Master Agreement”) dated as of January 13, 2016 by and among Qualcomm Global Trading Pte. Ltd., a Singapore corporation (“Purchaser”), each other member of the Purchaser Group, TDK Corporation, a Japanese corporation (“Seller”), each other member of the Seller Group, and, solely for purposes of Section 10.9(b) of the Master Agreement, QUALCOMM Incorporated, a Delaware corporation, is made as of December 20, 2016, by and between Purchaser and Seller pursuant to Section 8.3 of the Master Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings ascribed to such terms in the Master Agreement.
W I T N E S S E T H :
WHEREAS, the parties desire to amend the Master Agreement on the terms and conditions set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, subject to the conditions and other terms herein set forth, Seller, on behalf of itself and on behalf of the other Seller Group members and the Additional Seller Group Company, and Purchaser, on behalf of itself and the other Purchaser Group members, hereby agree as follows:
1.Amendment. Section 8.1(b) of the Master Agreement is hereby amended and restated as follows:
“(b) by either Purchaser or Seller if the JV Closing shall not have occurred before 4:59 PM, New York, New York time on December 31, 2017 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the JV Closing to occur on or before such date.
2.No Implied Amendments. Except as specifically amended by this Amendment, the Master Agreement shall remain in full force and effect in accordance with its terms.
3.Effectiveness of Amendment. This Amendment shall be deemed to be a modification to the Master Agreement in accordance with Section 8.3 of the Master Agreement.
4.Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

5.Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, United States of America, without regard to applicable principles of conflicts of law that would result in the application of the laws of a different state or country. Any dispute with respect to this Amendment shall be subject to the dispute resolution provisions set forth in the Master Agreement.
6.Counterparts; Facsimile. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.
7.References to Agreement. On and after the date hereof, each reference in the Master Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Master Agreement shall mean the Master Agreement as amended by this Amendment.
[signature page follows]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Amendment No. 1 to the Master Transaction Agreement to be executed as of the date first above written.
QUALCOMM GLOBAL TRADING PTE. LTD.
By:    /s/ Adam Schwenker
    Name: Adam Schwenker
    Title: Vice President
TDK CORPORATION
By:    /s/ Shigenao Ishiguro
    Name: Shigenao Ishiguro
    Title: President & CEO